Exhibit 10.16

Name of Grantee:	No. of Target Units:

HUDSON VALLEY HOLDING CORP.

EMPLOYEE PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

Hudson Valley Holding Corp., a New York corporation (including its Subsidiaries, the “Company”), this      day of              20     (the “Award Date”) hereby grants to              (the “Grantee”), an employee of the Company, pursuant to the Company’s 2010 Omnibus Incentive Plan (the “Plan”), restricted stock units (“Units”) in the amount and on the terms and conditions hereinafter set forth (“Award”).

1. Incorporation by Reference of Plan. The provisions of the Plan, a copy of which is being furnished herewith to the Grantee, are incorporated by reference herein and shall govern as to all matters not expressly provided for in this agreement (including Schedule A hereto, this “Agreement”). Capitalized terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern, unless otherwise determined by the Compensation and Organization Committee (the “Committee”)

2. Award. The Company hereby awards the Grantee          Units, representing the target amount of Units which may be earned pursuant to this Award (“Target Units”). Each Unit represents the right to receive one share of Company Common Stock, par value $0.20 per share, upon vesting subject to the restrictions set forth herein.

3. Restrictions

(a) Vesting. The Units shall vest on the Vesting Date based on achievement of performance conditions set forth in Schedule A, subject to the terms and conditions set forth in this Agreement, including the Grantee’s continuous employment with the Company through the Vesting Date except as otherwise provided below in this Section 3. The extent to which the Units will vest will be determined and certified by the Committee on a date following the end of the Performance Period, as defined in Schedule A (the “Vesting Date”). Upon the vesting of any Units, the Company will issue to the Grantee (or Grantee’s legal representative, beneficiary or heir), no later than March 15 of the calendar year following the calendar year in which the Units vest, that number of shares of Common Stock, without any legend or restrictions (except those required by any federal or state securities laws), equivalent to the number of Units which have vested (“Shares”).

(b) Death; Disability. Upon termination of Grantee’s employment by reason of death or Disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended, or “Code Section 409A”), the Target Units shall fully and immediately vest as of the effective date of such termination without regard to performance achievement.

(c) Retirement. Upon termination of Grantee’s employment by reason of Retirement (as such term is defined in the Plan) where the effective date of such Retirement occurs after [        ] (“Qualifying Retirement”), the Units shall remain outstanding and shall vest or be forfeited in accordance with the terms of this Agreement, and on the Vesting Date the Grantee will be entitled to receive a pro rata portion of the Units that would otherwise vest pursuant to this Agreement based on actual performance achievement for the full Performance Period, with such pro rata portion to be calculated based on a fraction, the numerator of which is the number of days from the beginning of the Performance Period through and including the effective date of the Retirement and the denominator of which is the total number of days in the Performance Period. If Grantee’s retirement from the Company does not meet the requirements for a Qualifying Retirement, the Units and any dividend equivalents with respect thereto shall automatically and immediately terminate and be forfeited upon the effective date of Grantee’s cessation of employment with the Company.

(d) Termination Without Cause. Upon termination of Grantee’s employment by the Company without Cause (as such term is defined in the Plan), the Units shall remain outstanding and shall vest or be forfeited in accordance with the terms of this Agreement, and on the Vesting Date the Grantee will be entitled to receive a pro rata portion of the Units that would otherwise vest pursuant to this Agreement based on actual performance achievement for the full Performance Period, with such pro rata portion to be calculated based on a fraction, the numerator of which is the number of days from the beginning of the Performance Period through and including the effective date of employment termination and the denominator of which is the total number of days in the Performance Period.

(e) Other Termination Events. Except as otherwise determined by the Committee, Units not yet vested and any dividend equivalents with respect thereto shall automatically and immediately terminate and be forfeited upon the effective date of Grantee’s cessation of employment with the Company for any reason whatsoever, other than death, Disability, termination of employment by the Company without Cause, or a Qualifying Retirement.

(f) Change in Control. In the event of a Change in Control (as such term is defined in the Plan) prior to the Vesting Date and unless otherwise determined by the Committee, upon the effective date of such Change in Control, the Grantee shall immediately vest in the Target Units or any greater number of Units as specified in, and subject to the conditions set forth in, Section 3 of Schedule A. Any Units under this Agreement not so vested and any dividend equivalents with respect thereto shall automatically terminate and be forfeited.

4. Mandatory Holding Requirement. In the event that any Units granted hereunder vest and Shares are issued to Grantee in accordance with the terms and conditions of this Agreement, Grantee agrees not to sell, transfer, pledge or otherwise dispose of such Shares for a period of one year following the Vesting Date as a condition to receipt of this Award, except that this mandatory holding requirement will immediately lapse and be of no further force or effect upon the Grantee’s termination from employment with the Company for any reason or a Change in Control.

5. Rights as a Stockholder. The Grantee shall not have any rights as a stockholder of the Company with respect to any Shares subject to the Units unless and until such Shares have been issued to the Grantee.

6. Dividend Equivalents. Grantee is not entitled to receive cash dividends on the Units, but will receive a dividend equivalent payment from the Company in an amount equal to the dividends that would have been paid on each Share paid under this Agreement if it had been outstanding between the Award Date and the payment date of any Shares pursuant to this Agreement based on the record date for any such cash dividends. The Company shall pay dividend equivalent payments in cash on the payment date of the Shares represented by the Units. No dividend equivalent shall be paid with respect to any Unit that is forfeited under this Agreement.

7. Change in Capitalization. In the event of a Change in Capitalization (as defined in the Plan), Section 13 of the Plan will govern the treatment of the Award, and any additional Units issued to Grantee in connection with such Change in Capitalization shall be subject to the same terms and conditions set forth in this Agreement.

8. Registration. If Shares are issued in a transaction exempt from registration under the Securities Act of 1933, as amended, then, if deemed necessary by Company’s counsel, as a condition to the Company issuing certificates representing the Shares, the Grantee shall represent in writing to the Company that he or she is acquiring the Shares for investment purposes only and not with a view to distribution.

9. Incorporation of Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and represents and warrants that he or she has read and is familiar with the terms and conditions of the Plan. The execution of this Agreement by the Grantee shall constitute the Grantee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.

10. Notices. Except as specifically provided in the Plan or this Agreement, all notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (a) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (b) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to the Grantee at his last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.

11. Tax Withholding. In accordance with Section 20(b) of the Plan, the Company will have the power to withhold, or require the Grantee to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to the vesting of the Units, and delivery of Shares due upon vesting shall not occur until such requirements are satisfied. If requested by the Grantee, the Committee, shall cancel Shares to be delivered to the Grantee having a Fair Market Value, on the day preceding the date of vesting of the Units, equal to the aggregate required tax withholding in connection with such vesting, and to apply the value of such Shares as payment for the Grantee’s aggregate required tax withholding for the vesting of any Units. A sample form to be used in making this request is attached as Schedule B.

12. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to be retained in the employ of the Company.

13. Clawback. The Award and any Shares delivered pursuant to the Award are subject to any clawback, recoupment, forfeiture or other action by the Company (i) as required by law or regulation applicable to the Company as in effect from time to time or (ii) pursuant to any applicable clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder.

14. Transferability. Except as expressly contemplated in the Plan, the Units may not at any time be sold, assigned, transferred, pledged or otherwise encumbered.

15. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that this Agreement comply with Code Section 409A and the regulations and guidance issued thereunder from time to time by the Department of the Treasury, and this Agreement and the payments of any benefits hereunder will be operated and administered accordingly. The Grantee shall be entitled to receive payment in the form of Shares for each vested Unit no later than sixty days following any event which results in an acceleration of vesting under Section 3.

16. Miscellaneous. This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to the subject matter hereof, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed exclusively in New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

	HUDSON VALLEY HOLDING CORP Compensation and Organization Committee	GRANTEE:

By:	Committee Chairman	(Signature of Grantee)